As filed with the Securities and Exchange Commission on May 22, 1997

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                  FORM S-8

                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933

                   ULTRAMAR DIAMOND SHAMROCK CORPORATION
           (Exact name of registrant as specified in its charter)

      Delaware                                  13-3663331
(State of Incorporation)                      (IRS Employer
                                            Identification No.)

                          9830 Colonnade Boulevard
                         San Antonio, Texas  78230
                  (Address of principal executive offices)

    ULTRAMAR DIAMOND SHAMROCK CORPORATION 1996 LONG TERM INCENTIVE PLAN
                          (Full title of the plan)

                         Patrick J. Guarino, Esq.
         Executive Vice President, General Counsel, and Secretary
                   Ultramar Diamond Shamrock Corporation
                          9830 Colonnade Boulevard
                         San Antonio, Texas 78230
                              (210) 641-6488
                    (Name, address and telephone number,
                including area code, of agent for service)

                      CALCULATION OF REGISTRATION FEE


                              Proposed   Proposed
Title of                      maximum    maximum
securities       Amount       offering   aggregate        Amount of
to be            to be        price per  offering         registration
registered       registered   share      price            fee


Common Stock,    6,000,000   $31.125 (2)   $186,750,000 (2) $64,397.00  (2)
par value $.01
per share(1)


(1) Includes associated rights to purchase Ultramar Diamond Shamrock Corporation Common Stock exercisable pursuant to the Rights Agreement filed as Exhibit 4.2 hereto.

(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h)and Rule 457(c), based on the market value of shares of Common Stock of Ultramar Diamond Shamrock Corporation (the "Company") of $31.125 per share, which is the average of the high and low sale prices thereof on the Composite Tape of the New York Stock Exchange on May 16, 1997.

                                  PART II
             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the "Commission") by Ultramar Diamond Shamrock Corporation, formerly Ultramar Corporation (the "Company") are incorporated herein by reference:

     (a) The Company's 1996 Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act");

     (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 1997, and all other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year ended December 31, 1996;

     (c) The Company's Current Report on Form 8-K dated March 4, 1997, and the Company's Amendment to Current Report on Form 8-K/A dated March 4, 1997; and

     (d) The description of Common Stock of the Company contained in the Company's Registration Statement on Form S-4 (File No. 333-14807).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act subsequent to the filing of this Form S-8 Registration Statement (the "Registration Statement") and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents.

Item 5.  Interests of Named Experts and Counsel

                                   EXPERTS

     The consolidated financial statements and schedule of Ultramar Diamond Shamrock Corporation appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young
LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which, as to all periods presented, is based in part on the report of Price Waterhouse LLP, independent accountants. Such financial statements are, and certain audited financial statements to be included in subsequently filed documents will be, incorporated herein and therein in reliance upon the reports of Ernst & Young LLP and Price Waterhouse LLP, pertaining to such financial statements and schedule (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firms as experts in accounting and auditing.

                                LEGAL MATTERS

     The validity of the shares of the Company's Common Stock being offered hereby has been passed upon for the Company by Todd Walker, Esq., Corporate Counsel for the Company. Mr. Walker beneficially owns shares of the Common Stock of the Company as a result of his participation in various Company employee benefit plans.

Item 6.  Indemnification of Directors and Officers.

     The By-laws of the Company provide that the Company shall indemnify its officers and directors to the fullest extent permitted or required by the Delaware General Corporation Law (the "DGCL"), as amended from time to time, provided, however, that except insofar as the Company's By-laws provide indemnification for an officer or director with respect to a proceeding initiated by such officer or director to enforce rights to indemnification, officers and directors will not be entitled to indemnification in connection with proceedings initiated by an officer or director if the initiation of such proceedings was not authorized by the board of directors of the Company. Section 145 of the DGCL provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys' fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending, or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Company, if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer may not be indemnified in respect of any claim, issue, or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless a court determines otherwise.

     The Company's By-laws also provide for advances in certain circumstances covering expenses incurred by an officer or director of the Company in connection with the defense of a proceeding for which such officer or director would be entitled to indemnity under the Company's By-laws.

     The Company's By-laws further provide that the Company may procure and maintain insurance covering director's and officer's liability for their actions in those capacities, whether or not the Company would be entitled to provide indemnification for such liability under the DGCL.

     The Certificate of Incorporation of the Company provides that the personal liability of the directors of the Company shall be eliminated to the fullest extent permitted by applicable law. The DGCL permits a corporation's certificate of incorporation to provide that no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such provision shall not apply to any liability of a director (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

     The Company has entered into indemnification agreements with the directors and certain officers of the Company providing for indemnification on the terms set out in the By-laws of the Company.

Item 8.  Exhibits.

Exhibit
Number     Description

4.1 Ultramar Diamond Shamrock Corporation 1996 Long Term Incentive Plan (Exhibit 10.1 to the Company's Registration Statement on Form S-4, File No. 333-14807, filed on October 25, 1996)*

4.2 Rights Agreement, dated June 25, 1992, between the Company and Registrar and Transfer Company (as successor rights agent to First City, Texas-Houston, National Association), as amended by the First Amendment dated October 26, 1992, the Amendment dated May 10, 1994 and the Amendment dated September 22, 1996 (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-1 (File No. 33-47586), Exhibit
           4.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992, Exhibit 4.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and Exhibit 4.1 of the Company's Current Report on Form 8-K dated September 25, 1996)*

5.1        Opinion regarding legality of securities being issued

23.1       Consent of Price Waterhouse LLP

23.2       Consent of Ernst & Young LLP

23.3       Consent of Todd Walker, Esq. (included in Exhibit 5.1)

24.1       Powers of Attorney of Directors and Officers of the Company

* Each document marked by an asterisk is incorporated herein by reference to the designated document previously filed with the Commission.

Item 9.  Undertakings.

A.  The Company hereby undertakes

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (a) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the "1933 Act"), (b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement, and (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company is advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel for the Company the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on the 22nd day of May, 1997.

                              ULTRAMAR DIAMOND SHAMROCK CORPORATION

                              By:  /s/ R. R. HEMMINGHAUS
                                       R. R. Hemminghaus
                                       Chairman of the Board and
                                       Chief Executive Officer

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature                  Title                         Date


*R. R. Hemminghaus         Chairman of the Board         May 22, 1997
                           and Chief Executive
                           Officer

*H. Pete Smith             Executive Vice                May 22, 1997
                           President and Chief
                           Financial Officer
                           (Principal Financial
                           Officer and Principal
                           Accounting Officer)

*Byron Allumbaugh          Director                      May 22, 1997

*E. Glenn Biggs            Director                      May 22, 1997

*W. E. Bradford            Director                      May 22, 1997

*H. Frederick Christie     Director                      May 22, 1997

*W. H. Clark               Director                      May 22, 1997

*Jean Gaulin               Vice-Chairman of
                           the Board, President,
                           and Chief Operating
                           Officer                       May 22, 1997

*Russel H. Herman          Director                      May 22, 1997

*Bob Marbut                Director                      May 22, 1997

*Katherine D. Ortega       Director                      May 22, 1997

*Madeleine Saint-Jacques   Director                      May 22, 1997

*C. Barry Schaefer         Director                      May 22, 1997


*Todd Walker, by signing his name hereto, does hereby sign this Registration Statement on Form S-8 on behalf of each of the above-named officers and directors of Ultramar Diamond Shamrock Corporation pursuant to powers of attorney executed on behalf of each of such officers and directors.


                              By:  /s/ Todd Walker
                                   Attorney-in-fact
                                   May 22, 1997

                             INDEX TO EXHIBITS
Exhibit
No.            Description

4.1 Ultramar Diamond Shamrock Corporation 1996 Long Term Incentive Plan (Exhibit 10.1 to the Company's Registration Statement on Form S-4, File No. 333-14807, filed on October 25, 1996)*

4.2 Rights Agreement, dated June 25, 1992, between the Company and Registrar and Transfer Company (as successor rights agent to First City, Texas-Houston, National Association), as amended by the First Amendment dated October 26, 1992, the Amendment dated May 10, 1994 and the Amendment dated
               September 22, 1996 (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-1 (File
               No. 33-47586), Exhibit 4.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992, Exhibit
               4.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and Exhibit 4.1 of the Company's Current Report on Form 8-K dated September 25, 1996)*

5.1            Opinion regarding legality of securities being issued

23.1           Consent of Price Waterhouse LLP

23.2           Consent of Ernst & Young LLP

23.3           Consent of Todd Walker, Esq. (included in Exhibit 5.1)

24.1           Powers of Attorney of Directors and Officers of the Company

* Each document marked by an asterisk is incorporated herein by reference to the designated document previously filed with the Commission.


W3296.lW